Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated September 13, 2021, relating to the financial statements of Phoenix Biotech Acquisition Corp. as of June 24, 2021, and for the period from June 8, 2021 (inception) through June 24, 2021. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. We also consent to the reference to our Firm under the caption “Experts” in the above noted Registration Statement.

/s/ Citrin Cooperman & Company, LLP

New York, New York

September 13, 2021